Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

HomeTrust Bank

Asheville, North Carolina

We consent to the inclusion in this Pre-effective Amendment No.1 to the Registration Statement on Form S-1 of HomeTrust Bancshares, Inc. of our report dated December 29, 2011, with respect to the consolidated balance sheets of HomeTrust Bank and Subsidiary as of June 30, 2011 and 2010, and the related consolidated statements of income (loss), comprehensive income (loss), changes in equity capital and cash flows for each of the years in the three-year period ended June 30, 2011. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

Charlotte, North Carolina
March 8, 2012